Exhibit 99.2

Kevin J. P. O’Hara

Wilson, WY 83014

July 23, 2015

Via Email Transmission;

Confirmation by Overnight Mail

Ms. Maureen O’Hara

Chairman

Board of Directors

Investment Technology Group, Inc.

One Liberty Plaza

165 Broadway

New York, NY 10006

Re:               Resignation of Kevin J. P. O’Hara

Board of Directors

Investment Technology Group, Inc.

Dear Maureen:

This letter serves to inform you that, effective immediately, I resign from the Board of Directors (“Board”) of Investment Technology Group, Inc. (“ITG”), and the attendant Board committees of which I am a member: Compensation, Technology, and Capital.

It has been my pleasure and an honor to serve the shareholders, clients, and employees of ITG, and to work alongside fellow directors over the last number of years. And, those years have witnessed ITG weather the slings and arrows of existential challenges: the 2008-09 financial crisis (and, subsequent, “Great Recession”), industry hyper-competition, and a highly dynamic regulatory environment.

However, as you know, over the last several months, continuous fundamental, strategic and vital differences of opinion and direction have transpired at the Board level and, in particular, between me and the Board’s leadership. Although I believe in the importance of the governance concept of “loyal opposition,” alas, to everything there is a season. I do hope that my service in such role has, at the very least, furthered and continues to further the breadth of substantive deliberation and the process of decision-making by the Board.

I wish the very best for ITG and its employees.

Best Regards,

/s/ Kevin J. P. O’Hara
Kevin J. P. O’Hara
LinkedIn Profile: https://www.linkedin.com/in/kevinjpohara

Cc:                             Robert C. Gasser, ITG President and Chief Executive Officer

P. Mats Goebels, ITG General Counsel